Exhibit 99.1

Xplore Technologies Appoints Robert McFarland to Its Board of Directors

AUSTIN, Texas—August 16, 2017— Xplore Technologies Corp. (NASDAQ: XPLR) today announced that it has appointed Robert N. McFarland as a director of the Company. McFarland will fill the vacancy left by the previously announced resignation of Brian E. Usher-Jones, who agreed to continue to serve on the Board of Directors until his replacement was identified and duly appointed or elected to the Board of Directors. McFarland qualifies as an independent director, as defined under The NASDAQ Stock Market Rules.

Phil Sassower, Chairman of Xplore, said: “Bob brings extensive executive management experience with domestic and international enterprises, as well as years of experience with federal government IT services. We look forward to his insights as an independent director as we work to grow revenue in both current and prospective market opportunities. We also wish to thank Brian Usher-Jones for many years of dedicated service as a member of Xplore’s board. Brian has been a key part of our development over the years, and we wish him well.”

Most recently, McFarland served as Assistant Secretary for Information and Technology in the Department of Veterans Affairs (VA) from January 2004 through his retirement in 2006. In this role, he served as Chief Information Officer, advising the Secretary of Veterans Affairs on all matters pertaining to acquisition and management of IT systems. He was also responsible for overseeing operation of the VA’s computer systems and telecommunication networks for medical information, veterans’ benefits payments, life insurance programs and financial management systems.

Prior to his tenure at the VA, McFarland served as vice president of governmental relations for Dell Computer Corporation. He joined Dell in 1996 as vice president and general manager of the federal business segment. He held several senior executive positions at Dell, including managing the company’s global segment, large corporate accounts and government sector. Under his leadership, Dell became the number one supplier of computer systems to the federal government. In 1998 McFarland was named to the “Federal 100” – a joint government and industry award designating the top 100 executives in the federal marketplace.

McFarland’s information technology career also includes executive experience with additional domestic and international enterprises, including senior vice president for the Cerplex Group, Inc., of Southern California, a provider of outsourcing for electronics repair and distribution, and vice president of the Asia Pacific and Middle East regions of AST Research, Inc.

About Xplore Technologies
Xplore is The Rugged Tablet Authority™, exclusively manufacturing powerful, long-lasting, and customer-defined rugged tablet PCs since 1996. Today, Xplore offers the broadest portfolio of genuinely rugged tablets – and the most complete lineup of rugged tablet accessories – on Earth. Its mobility solutions are purpose-built for the energy, utilities, telecommunications, military and defense, manufacturing, distribution, public safety, healthcare, government, and field service sectors.   The company’s award-winning military-grade computers are also among the most powerful and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail.  Visit www.xploretech.com for more information on how Xplore and its global channel partners engineer complete mobility solutions to meet specialized workflow demands. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

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Contact Information:
Tom Wilkinson, Chief Financial Officer
Phone: (512) 637-1162
Email: twilkinson@xploretech.com

Matt Kreps, Darrow Associates Investor Relations
Phone: (512) 696-6401
Email: xplr@darrowir.com